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                                    NCC FUNDS
                                 AMENDMENT NO. 2
                                       TO
                              DECLARATION OF TRUST


          I, W. Bruce McConnel, III, do hereby certify as follows:

          1. That I am duly elected Secretary of NCC Funds, a Massachusetts business trust (hereinafter called the "Trust");

          2. That in such capacity I have examined records of actions taken by the Board of Trustees of the Trust;

          3. That the current Trustees of the Trust duly adopted the following resolutions on March 7, 1995;

          CHANGE OF NAME OF TRUST

                 RESOLVED, that pursuant to Article X, Section 10.9.C of the Declaration of Trust, the name of the Trust is changed to "Armada Funds";

          FILINGS

                 FURTHER RESOLVED, that the proper officers of the Trust be, and hereby are, authorized and directed to execute and file with the proper Massachusetts state and city authorities any and all such documents in the name and on behalf of the Trust, under its seal or otherwise, necessary or required to be filed in connection with the above amendment, and to do or cause to be done all such other acts and things, as they, or any of them, may deem necessary or desirable to carry out the intent or purpose of the foregoing resolution.

          4. That the foregoing resolutions remain in full force and effect as of the date hereof.


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          5.     That this Amendment No. 2 to the Declaration of Trust shall be effective on May 22, 1995.


Dated:  May 17, 1995


                                                     /s/ W. Bruce McConnel, III
                                                     --------------------------
                                                     W. Bruce McConnel, III

Subscribed to and Sworn to Before
Me this 17th day of May, 1995.


/s/ Georgianna Griffith
-----------------------
Notary Public




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